POWER OF ATTORNEY


	The undersigned, an executive officer for The Southern Company, hereby makes, constitutes and appoints Laura O. Hewett and Melissa K. Caen my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Initial Statement of
Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership
and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5,
respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Secretary or
Assistant Secretary of The Southern Company.

	Effective as of July 1, 2016.




			/s/
		Andrew W. Evans